EXHIBIT 10.5
                        AIR AMBULANCE SERVICES AGREEMENT


                                     PARTIES

         This contract ("Agreement") is made this ____ day of ________, 2003, between YUKON-KUSKOKWIM HEALTH CORPORATION ("YKHC"), a non-profit Alaska corporation with its principal offices at P.O. Box 528, Bethel, Alaska 99559, and AMERICAN AIR NETWORK, INC. ("Carrier"), a Missouri corporation with its principal offices at 657 North Bell Avenue, Suite 200, Chesterfield, Missouri 63005.

                                    RECITALS

         WHEREAS, YKHC is a tribal consortium of 58 federally recognized tribes that contracts with the federal government pursuant to the Indian
Self-Determination and Education Assistance Act, 25 U.S.C. 450, et seq., to provide health care and related services to Alaska Natives;

         WHEREAS, YKHC's mission is, among other things, to achieve the greatest possible improvements in the health status of the people of the Yukon-Kuskokwim Delta region, and YKHC is fully committed to the development of culturally relevant programs for primary care, prevention, and health promotion in a setting that fosters health care delivery in conjunction with Alaska Native Self-Determination;

         WHEREAS, Carrier specializes in providing air ambulance aircraft, flight and maintenance personnel and related aviation services;

         WHEREAS, the parties wish to enter into a contract whereby Carrier will provide air ambulance services, crew quarters and storage space.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.       TERM

         The term of this Agreement shall be five (5) years, beginning at 12:00 noon on September 29, 2003 ("Effective Date") and ending September 29, 2008. Thereafter, this Agreement shall continue in full force and effect on a year-to-year basis, unless no later than one hundred twenty (120) days prior to each September 29 (enter month and day) yearly anniversary the party seeking to terminate this Agreement gives the other party written notice to that effect. Such termination may be exercised by either party, with or without cause.

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2.       SCOPE OF WORK

         A.       CARRIER

                  2.1 AVIATION EQUIPMENT, PERSONNEL, FACILITIES, AND FINAL AUTHORITY FOR FLIGHT SAFETY. Carrier shall provide to YKHC at least two (2) fully operational and dedicated aircraft from the aircraft listed in EXHIBIT A to this Agreement for use by YKHC as a critical care air ambulance, the backup aircraft, equipment and pilots specified in EXHIBIT A to this Agreement, and the facility set forth in EXHIBIT B. Carrier shall also supply all maintenance and other support services required to meet the Mission Readiness requirements of this Agreement. Carrier's aircraft and personnel shall meet all FAA and State of Alaska requirements for commercial air ambulance services, and Carrier shall in all other ways be responsible for complying with all applicable laws. Carrier shall retain final authority on all matters concerning flight safety, flight operations and aircraft maintenance.

                  2.2 MISSION READINESS. Carrier shall maintain at least two (2) of the aircraft identified in EXHIBIT A and a crew for that aircraft in a state of Mission Readiness for critical care air ambulance services. "Mission Readiness" means that Carrier's aircraft and pilots shall be "wheels up" 24 hours per day, 7 days per week, 365 days per year, within 45 minutes of receipt of a written or oral dispatch from YKHC. Carrier's duty to be wheels up within 45 minutes is subject only to factors beyond Carrier's reasonable control (such as weather or Acts of God, etc.), and the timely response of YKHC's on-board medical crew. Any failure by Carrier to meet this level of Mission Readiness shall make Carrier liable for the remedies provided herein in Sections 18 and
19. This provision shall apply only to dispatches to destinations in the United States, and shall not apply to dispatches to destinations outside of the United States.

                  2.3 SUBSTITUTION OF AIRCRAFT. It is expected that Carrier will use the aircraft set forth in EXHIBIT A for all flights, but that Carrier will have the right to substitute equivalent aircraft meeting all the applicable requirements of this Agreement, including Exhibit A, except for the requirement that the aircraft be painted in the Aero Med paint scheme. If at any time Carrier desires to use such substitute aircraft, Carrier's representative shall inform YKHC's Director of Flight Services or his/her designee, which consent YKHC shall not unreasonably withhold. If Carrier utilizes one or more substitute aircraft for more than 30 days, the substitute aircraft shall be painted in the Aero Med paint scheme.

                  2.4 SUPPLEMENTAL AIRCRAFT. Carrier may, but is not required to, provide supplemental aircraft to YKHC, in accordance with the rate structure stated in EXHIBIT A hereto. "Supplemental Aircraft" is defined as aircraft requested by YKHC to provide a third or subsequent critical air ambulance flight after dispatch of the two (2) dedicated aircraft required by Sections 2.1 and
2.2 of this Agreement. Carrier's inability or failure to provide such supplemental aircraft or the failure of that aircraft to meet the Mission Readiness requirement shall not be deemed a breach of this Agreement or entitle YKHC to any of the remedies set forth in Sections 18 and 19 of this Agreement.

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                  2.5 ALASKA NATIVE TRIBAL HEALTH CONSORTIUM (ANTHC) CONTRACT
REQUIREMENTS. Carrier acknowledges that it is to the parties' mutual benefit that YKHC continue to hold the ANTHC contract for medevac services. In the event YKHC is awarded additional missions or an expanded scope of work under the ANTHC contract, Carrier shall provide such additional aviation equipment, aircraft and crew or other additional equipment or services required by the ANTHC contract, which requirements shall automatically be incorporated into this Agreement at rates and such other terms as are mutually agreeable to YKHC and Carrier, and as established in a written supplement to EXHIBIT A signed by both parties.

                  2.6 DISCLOSURE TO YKHC. Carrier shall inform YKHC's on-board medical crew as soon as reasonably practicable of any concerns the pilot may have about the possibility of being unable to safely complete all phases of each flight. Carrier's duty to provide such disclosure shall exist during all phases of any mission, including prior to departure and while en route.

         B.       YKHC

                  2.7 MEDICAL EQUIPMENT AND PERSONNEL, AND FINAL AUTHORITY FOR MEDICAL ISSUES. YKHC shall provide all on-board medical crew for patient transports, and, except as allocated to Carrier in EXHIBIT A, YKHC shall provide all medical equipment for such flights. YKHC shall retain final authority on all matters concerning the medical care provided to the air ambulance patients.

                  2.8 DISPATCH. YKHC shall provide a communications center for coordination of flight missions and medical flight communications. YKHC has sole discretion to designate any and all on-board medical crew, patients and other passengers to be carried on the flights. Carrier and its flight crews shall accept all such individuals designated by YKHC, including patients with communicable diseases, unless the presence of such person on the aircraft would directly and adversely affect flight safety. As used in this Agreement, "dispatch" shall mean only YKHC's requesting of a flight and the identification of the medical crews, passengers and destinations, and shall in no way assume the meaning "dispatch" may have in the Federal Aviation Regulations, it being the intent that Carrier at all times remains in operational control of all aviation aspects of the flights.

                  2.9 CLASSIFICATION OF PATIENTS FOR TRANSPORT. YKHC shall be responsible for correctly classifying all patients under the laws and regulations regulating critical care transport.

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3.       PAYMENTS

                  3.1 COMPENSATION. As total compensation for the services provided by Carrier pursuant to this Agreement, YKHC shall pay Carrier the amounts specified in EXHIBIT A for flight hours and reimbursable expenses. "Flight hours" are defined as the time the aircraft begins to move under its own power, and ends at the time the aircraft stops moving under its own power. "Reimbursable expenses" are defined as only those expressly set forth in EXHIBIT
A. Except as specifically allocated to YKHC in EXHIBIT A, costs incurred by Carrier in any of its operations are not chargeable to YKHC. Carrier shall submit monthly invoices to YKHC's Director of Aeromed International, 4700 Business Park Blvd., Building E, Suite 25, Anchorage, Alaska 99503, as provided in Exhibit A, and YKHC shall pay Carrier's invoices as provided in Exhibit A. Any disputed portions of any invoices or payments shall follow the procedure set forth in Sections 18.5 and 18.6 of this Agreement and the undisputed portions of the invoices shall be paid pursuant to the provisions of Section 2 of Exhibit A.

                  3.2 CANCELLED OR INCOMPLETE FLIGHTS. Carrier shall be compensated for actual flight hours flown as a result of a written or oral dispatch from YKHC for flights terminated or not completed due to weather and flights that are cancelled by YKHC after dispatch. Such flights shall be invoiced and paid at the rates specified in EXHIBIT A. Carrier shall not, however, be entitled to compensation for any flight terminated or not completed due to aircraft mechanical problems or other problems attributable to Carrier, and if such flight has already departed but thereafter is not completed, the penalty provisions of Section 18 shall be assessed against Carrier. Carrier shall be responsible for ensuring that its flight crews comply with all FAA duty/rest time requirements, and that flight crews have sufficient duty time available to complete a dispatch, including any diversions or delays that may reasonably be anticipated. Carrier shall, as part of each pre-flight briefing, disclose to YKHC each flight crew member's duty/rest status. If thereafter, during an already dispatched flight, Carrier's flight crew encounters unreasonably lengthy delays that cause Carrier's flight crew to exceed applicable FAA duty/rest time regulations and thus cause Carrier's flight crew to terminate the flight, and if such delays are caused by YKHC's actions or inactions or unforecasted weather, Carrier shall be entitled to compensation from YKHC for the flight hours actually flown during that flight, even if the flight is terminated before completion, and YKHC shall pay that invoice at the rates specified in Exhibit A.

                  3.3 MODIFICATION OF RATES. During the term of this Agreement or any extension thereof, the rates specified in EXHIBIT A shall not be changed except by mutual written agreement signed by both parties.

4.       OPERATIONS REVIEW GROUP

         The parties acknowledge that open, prompt and continuing communications between YKHC and Carrier are desired. Accordingly, the parties shall create an Operations Review Group to discuss and resolve safety and compliance issues that may arise as a result of this Agreement. Carrier and YKHC shall each appoint

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three representatives from their respective organizations to participate in the meetings. YKHC's Director of Flight Services shall be a member and the chair of the Operations Review Group. Carrier's representatives shall include a management representative, a medevac pilot-in-command, and a chief mechanic. The Operations Review Group shall meet bi-weekly or at such other times as the Operations Review Group shall specify. Members may participate telephonically.

5.       FLIGHT PRE- AND POST-BRIEFINGS

         In addition to the bi-weekly Operations Review Group meetings, before each flight Carrier's flight crew shall openly discuss with YKHC's on-board medical crew the safety and anticipated conditions of the dispatch and flight. This information shall include, at a minimum, runway conditions, and current and forecasted weather at all takeoff and landing locations and the en-route course, and the flight crew's duty/rest status. After each medevac mission Carrier's flight crew and YKHC's on-board medical crew shall also meet to discuss the mission and any concerns or issues that affected the safety or performance of the mission. Carrier and YKHC are jointly responsible for ensuring that such meetings occur.

6.       AVOIDANCE OF EXCESSIVE PERSONNEL TURNOVER

         Carrier acknowledges that stable pilot and mechanic staffing is important to safe, successful operations, and Carrier agrees to make reasonable efforts to minimize pilot and mechanic turnover. In the event YKHC at any time becomes concerned about such turnover, YKHC may by written request to Carrier ask Carrier to provide, within 48 hours, an oral or written response to the request. Should YKHC thereafter believe that further action is needed, YKHC may make a written request for Carrier to submit a written plan of improvement, and Carrier shall provide this written plan within two (2) weeks. Carrier's failure to respond to YKHC's request or failure to cure the staffing problems within two
(2) months of YKHC's request shall constitute cause for termination.

7.       EXCLUSIVITY

                  7.1 CARRIER. Carrier shall provide aviation medevac services exclusively to YKHC within the State of Alaska. Neither Carrier nor Carrier's parent companies, subsidiaries, affiliated companies, employees or other representatives may fly any medevac mission or provide related aviation services for itself or for any other person or entity within Alaska without YKHC's prior written consent, and YKHC may withhold such consent with or without cause in YKHC's absolute and sole discretion.

                  7.2 YKHC. With the exception of YKHC's current or future YK Delta village-to-Bethel operations, YKHC shall exclusively use Carrier for all critical care air ambulance services operated by YKHC, except to the extent that YKHC exercises its discretion to hire replacement carriers under Section 18.1 of this Agreement or YKHC's needs exceed Carrier's ability or desire to supply

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additional aircraft pursuant to Section 2.4. For purposes of this paragraph,
"operated by YKHC" means flights made pursuant to any critical care or medevac license held by YKHC during the term of this Agreement, whether under the name "Aeromed International" or otherwise. Should YKHC require additional aircraft pursuant to this Agreement, YKHC shall notify Carrier of such needs and YKHC may exercise its rights to utilize other carriers only if Carrier advises YKHC within a reasonable time that Carrier is unable to provide the requested additional aircraft.

8.       MARKETING

         YKHC and Carrier agree to engage in joint marketing activities suitable for promoting YKHC's medevac services, as determined from time-to-time by the parties. Except to the extent such particular marketing agreements specifically provide otherwise, each party shall bear the marketing costs incurred by that party.

9.       PERMITS AND CERTIFICATIONS

         Carrier shall be responsible for obtaining and maintaining in good standing all applicable permits, professional and business licenses and other certifications for Carrier and Carrier's personnel, aircraft, equipment and subcontractors related to the services provided pursuant to this Agreement.

1O.      DEBARMENT

         Carrier certifies that, to the best of its knowledge, Carrier, its employees and subcontractors are not currently and never have been debarred or suspended by any governmental and/or tribal body.

11.      INSURANCE

         A.       CARRIER'S INSURANCE

         Carrier shall maintain, at its expense, the following minimum insurance coverage with insurance companies satisfactory to YKHC, and Carrier shall name YKHC as an additional named insured on the policies listed. Carrier shall promptly notify YKHC of any change or lapse in coverage. By no later than the effective date of this Agreement, on each six-month anniversary thereafter, and as otherwise requested by YKHC, Carrier shall provide to YKHC certificates signifying the following coverage:

                  11.1     All risk ground and flight aircraft hull insurance;

                  11.2 Aircraft liability insurance covering injuries to passengers or third parties and damage to property in an amount not less than Five Million Dollars ($5,000,000) for any one accident or series of accidents arising out of any one event, or the minimum amount required at any time by the Federal Aviation Regulations or other laws or the ANTHC contract, whichever amount is greater;

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                  11.3 Commercial general liability insurance with a minimum policy limit of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) aggregate;

                  11.4 Workers' Compensation Insurance as required by Alaska law; and

                  11.5 Automobile Liability Insurance for Carrier and its employees if driving is conducted for purposes of this Agreement, at least in the minimum amounts required by Alaska law.

         B.       YKHC'S INSURANCE

         YKHC shall maintain, at its expense, the following minimum insurance coverage:

                  11.6 Commercial general liability insurance, which shall include coverage for professional liability and for all medical risks, with a minimum policy limit of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) aggregate;

                  11.7 Workers' Compensation Insurance as required by Alaska law; and

                  11.8 Automobile Liability Insurance for YKHC and its employees and other persons being transported by automobile by YKHC, at least in the minimum amounts required by Alaska law.

12.      RECORDS

         Carrier shall cause to be created, and shall thereafter maintain for a period of at least five (5) years, all records required by law, and Carrier shall be responsible for causing its subcontractors, if any, to similarly create and maintain all such records. This duty to maintain records shall continue for five (5) years after the termination of this Agreement. YKHC shall have the right to examine and audit Carrier's records and the records of Carrier's subcontractors upon good faith written or oral request. Carrier shall make the requested records available to YKHC at Carrier's place of business in Anchorage, Alaska within ten (10) calendar days from the date of YKHC's request. YKHC shall be entitled to copy all such records, at YKHC's expense.

13.      CONFIDENTIALITY

         Carrier shall comply with all YKHC written policies and all laws and regulations governing the maintenance and release of medical records and confidentiality of patient information, and all standards promulgated by any relevant accrediting agency. YKHC shall advise Carrier of YKHC's policies and, to the extent practicable, applicable laws, regulations and accrediting agency standards. Carrier and YKHC shall endeavor to jointly provide orientation and

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training to Carrier's employees to guard against violations of patient confidentiality. Carrier nonetheless bears the ultimate responsibility for ensuring that Carrier's employees, agents, representatives and subcontractors do not breach any such patient confidentialities.

         The parties will each treat as proprietary and confidential any information belonging to the other party disclosed during the term of this Agreement.

14.      DRUG-FREE WORKPLACE

         Carrier is subject to federal laws and regulations concerning drug-free work places, drug testing and related requirements. Carrier shall comply with all applicable federal, state and local laws concerning drug and alcohol use and distribution and agrees, to the extent not inconsistent with applicable law, to comply with YKHC's drug free workplace policy.

15.      STAFF CLEANLINESS AND APPEARANCE

         Carrier's staff shall maintain a neat and clean personal appearance when providing any of the services set forth in this Agreement and/or when dealing with YKHC's personnel or patients.

16.      INDEPENDENT CONTRACTOR

         Carrier is an independent contractor. Nothing in this Agreement or in the activities or relationship of the parties is intended to or should be interpreted or construed to be that of employer/employee, joint venturer, partner, or agent to, with or of YKHC. Carrier assumes full responsibility for the actions of its employees, agents and representatives while performing services pursuant to this Agreement, and Carrier shall be solely responsible for their supervision, direction, control and payment of salary, wages and benefits. Carrier shall be solely responsible for obtaining workers' compensation insurance for its employees and paying all monies and filing all reports and forms associated with Carrier's employees, services and operations. YKHC assumes full responsibility for the actions of its employees, agents and representatives while performing services pursuant to this Agreement, and YKHC shall be solely responsible for their supervision, direction, control and payment of salary, wages and benefits. YKHC shall be solely responsible for obtaining workers' compensation insurance for its employees and paying all monies and filing all reports and forms associated with YKHC's employees, services and operations.

17.      NON-ASSIGNMENT AND NON-SUBCONTRACTING

         Neither party may assign nor subcontract its performance or obligations without prior written consent of the other party, and any such consent may be withheld with or without cause, in the absolute discretion of the party withholding such consent. Notwithstanding the previous sentence, American Air Network, Inc. and its principals may desire to form a separate legal entity to

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assume Carrier's responsibilities under this Agreement, and in that event YKHC shall not unreasonably withhold consent to the assignment of this Agreement to that new entity. Regardless of any assignment or subcontracting to another entity, America Air Network, Inc. shall remain liable to YKHC for any damages, including but not limited to liquidated damages, and to defend, hold harmless and indemnify YKHC, all as set forth in this Agreement. The prior sentence provides no rights or remedies to third parties.

18.      REMEDIES

         A.       YKHC

                  18.1 CARRIER'S DUTY TO NOTIFY YKHC OF ANTICIPATED INABILITY TO MEET CONTRACT REQUIREMENTS. If Carrier knows or with exercise of reasonable diligence should know that it cannot meet the 45 minute "wheels up" deadline set forth in Section 2.2, Carrier shall immediately notify YKHC's Director of Flight Services or his/her designee. Upon receipt of such notice YKHC shall have the exclusive right and discretion to select and hire a replacement or substitute carrier. Carrier shall reimburse YKHC for the amount by which YKHC's cost of replacement exceeds the amount that YKHC would have paid Carrier in accordance with EXHIBIT A had Carrier timely flown the flight. In addition, if a replacement carrier's "wheels up" time exceeds 45 minutes after YKHC's dispatch to Carrier, then YKHC shall be entitled to damages from Carrier calculated in accordance with Section 18.3 using the "wheels up" time of the replacement carrier. The remedies provided in this subparagraph are non-exclusive, and shall not restrict YKHC's other remedies in the event YKHC is unable to secure a replacement.

                  18.2 DISCUSSION OF NONCOMPLIANCE. If Carrier at any time (i) fails to meet the dispatch "wheels up" time required by this Agreement; or (ii) fails to otherwise be mission ready as required by this Agreement, Carrier shall candidly present the circumstances surrounding such failure to the Operations Review Group at its next meeting. The Operations Review Group shall review the facts and, if the failure was unintentional and not in bad faith, discuss recommendations for avoiding recurrence. Intentional or bad faith breaches of the "Mission Readiness" requirement shall constitute a breach and be grounds for termination.

                  18.3 LIQUIDATED DAMAGES FOR BREACH. In the event of Carrier's failure to meet the Mission Readiness requirements of this Agreement, and notwithstanding YKHC's election of any other remedy, YKHC shall be entitled to receive as liquidated damages Two Thousand Dollars ($2,000.00) per occurrence. If after 12 hours from the time of the oral or written dispatch from YKHC Carrier is still unable to provide the aircraft and/or crew to be dispatched, or an appropriate replacement aircraft and crew, YKHC shall be entitled to receive as liquidated damages an additional Five Hundred Dollars ($500.00) per hour for every hour until Carrier has provided an aircraft and crew consistent with the requirements of this Agreement in mission ready condition, to a maximum of Twelve Thousand Dollars ($12,000.00) per 24 hour period until a mission ready aircraft and crew are available for a possible future dispatch or a replacement aircraft and crew are provided by Carrier. YKHC shall be entitled to deduct all such liquidated damages from payments otherwise owed to Carrier.

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         Carrier acknowledges that the above-stated liquidated damages are a reasonable estimate of the losses YKHC will incur in the event of Carrier's failure to meet contract standards of Mission Readiness.

                  18.4 OTHER. The remedies set forth above are non-exclusive, and YKHC shall be entitled to all other remedies permitted by this Agreement and/or by law.

         B.       CARRIER

                  18.5 NOTICE OF CLAIM. Carrier shall immediately inform YKHC's Legal Department, P.O. Box 528, Bethel, Alaska 99559, in writing of any act or occurrence that may form the basis of a claim by Carrier against YKHC.

                  18.6 CLAIM FOR PAYMENT. If the matter involves a claim for payment to Carrier and it cannot be resolved within seven (7) calendar days, Carrier shall thereafter, within the next 14 days, submit a written notice of the claim. Carrier shall, in presenting this claim, include the facts and circumstances surrounding the claim, the specific relief requested, all calculations supporting any requested compensation, and the provisions of this Agreement under which the claim is made. YKHC shall review the claim and provide a written decision concerning the claim to Carrier within 14 days of YKHC's receipt of the written notice of the claim. Accompanying YKHC's written decision shall be payment by YKHC of all portions of the claim that YKHC does not dispute. This procedure covers all claims for payment that Carrier may have, and Carrier must exhaust these remedies before proceeding in any other manner. Carrier agrees that failure on its part to timely abide by these requirements shall constitute a waiver of any such claim.

                  18.7 OTHER CLAIMS. If the matter involves a claim other than for payment to Carrier and it cannot be resolved within 14 calendar days, Carrier shall thereafter, within the next 28 days, submit a written notice of the claim. Carrier shall, in presenting this claim, include the facts and circumstances surrounding the claim, the specific relief requested, all calculations supporting any requested compensation, and the provisions of this Agreement under which the claim is made. YKHC shall review the claim and provide a written decision concerning the claim to Carrier within 28 days of YKHC's receipt of the written notice of the claim. This procedure covers all claims other than for payment that Carrier may have, and Carrier must exhaust these remedies before proceeding in any other manner. Carrier agrees that failure on its part to timely abide by these requirements shall constitute a waiver of any such claim.

                  18.8 CARRIER'S OTHER REMEDIES. Following Carrier's notices as set forth above, the parties shall use reasonable efforts to resolve the claim or dispute. Carrier shall continue to diligently and fully perform under this Agreement, regardless of the status or resolution of such claim or dispute. If Carrier is dissatisfied with YKHC's ultimate decision, Carrier may only then pursue other remedies that may be allowed by Section 19 of this Agreement or by law.

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19.      TERMINATION

         Except as provided in Section 1 to this Agreement, YKHC or Carrier may terminate this Agreement only for cause, upon not less than 90 days written notice to the defaulting party. Cause shall include any material breach of this Agreement. Where a breach of this Agreement is curable, the defaulting party shall correct any identified breach or default of this Agreement as soon as reasonably possible, not to exceed 30 days after notice, or in the case of a failure to pay Carrier an amount due, 10 days after the second notice Carrier is required to give pursuant to Section 18.6. Failure to cure within the notice period allows the termination to become effective.

         Additionally, YKHC may terminate this Agreement and may pursue all other remedies allowed by law, without waiver of YKHC's right to seek or offset liquidated damages or waiver of any other remedy, in the event of Carrier's three (3) non-consecutive failures within any 30 day period to meet the Mission Readiness requirements of this Agreement. Termination on this basis shall be effective 60 days after written notice by YKHC. The notice of termination shall be void and this Agreement reinstated if within those 60 days Carrier has no further failures to meet Mission Readiness requirements or other breaches, the intent being that Carrier will essentially be on "probation" during these 60 days.

20.      INDEMNIFICATION

         Carrier shall indemnify, defend and hold harmless YKHC and its directors, officers, attorneys, employees, agents, successors and assigns (collectively "YKHC") from and against any and all actions, claims, demands, liabilities, costs and expenses that may in any manner be imposed on or incurred by YKHC for loss or damage to property or for injuries to or deaths of persons arising from or relating to this Agreement or any act, default or omission of Carrier, its directors, officers, attorneys, employees, agents, subcontractors, successors and assigns, excepting any such actions, claims, demands, liabilities, costs or expenses that arise solely from YKHC's negligence, recklessness or intentional misconduct.

         YKHC shall hold Carrier harmless from and against all third-party claims, liabilities, losses, costs and damages to the extent such arise out of medical services furnished by YKHC or any assignee or contractor other than Carrier.

21.      APPLICABLE LAW, VENUE AND ATTORNEYS' FEES/COSTS

         In the absence of controlling federal law, this Agreement is governed and will be construed in accordance with the laws of the State of Alaska, provided, however, that nothing in this Agreement shall or may be construed to

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limit or in any way prejudice YKHC's claim to protection from suit based on the
Federal Tort Claims Act as it may apply to YKHC by way of 25 U.S.C. 1621f(d), 25 USC 1680c(d), Public Law 101-512 ' 314, as amended by Public Law 103-138 ' 308, or by any other law. YKHC similarly reserves to itself any other protections, including protection from suit based on common law immunities. Venue and all proceedings relating in any way whatsoever to this Agreement shall be brought in federal or state court for the State of Alaska located in the Third or Fourth Judicial District, at Anchorage or Bethel, Alaska. The prevailing party shall be entitled to recover all actual costs and attorneys' fees incurred.

22.      WAIVER AND SEVERABILITY

         Any waiver by either party of any provision of this Agreement, or a failure to enforce any breach, shall not be construed to be a waiver of any other provision of this Agreement or a future waiver, unless that intent is expressly stated in writing.

         If any section, sentence or clause of this Agreement is judged to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity of the remainder of this Agreement.

23.      INTEGRATION

         This Agreement is the entire, integrated contract between the parties, and supersedes all prior negotiations, representations, understandings or agreements, whether written or oral, express or implied. This Agreement may be amended or modified only in a written amendment signed by both parties. The parties further represent that they have each been represented by counsel of their choice, and that this Agreement is the product of arm's length negotiations.

         Notwithstanding the above paragraph and the execution of this Agreement, this Agreement shall be null and void if Carrier does not provide by the effective date the following documents: executed Space Use Agreement, FAR
Part 135 certificate, Alaska business license, Articles of Incorporation, certificate of corporate good standing, corporate resolution, insurance certificates, and such other documents that may reasonably be required.

24.      NOTICES AND CONTRACT REPRESENTATIVES

         All notices required to be sent pursuant to this Agreement shall be sent to the following contract representatives:


AIR AMBULANCE SERVICES AGREEMENT                                   Page 12 of 13

         YKHC CONTRACT REPRESENTATIVE:

                  Mr. Brooks Wall, Director, Aeromed International 4700 Business Park Blvd., Building E, Suite 25
                  Anchorage, Alaska 99503
                  907-677-2240
                  907-677-2257 (facsimile)

                           and

                  Daniel Winkleman, Esq.
                  YKHC Legal Department
                  P.O. Box 528
                  Bethel, Alaska 99559
                  907-543-6032
                  907-543-6006 (facsimile)

         AMERICAN AIR NETWORK, INC. CONTRACT REPRESENTATIVE:

                  Mr. Doug Gilliland, President, American Air Network, Inc. 657 North Bell Avenue, Suite 200
                  Chesterfield, Missouri 63005
                  636-519-9303
                  314-442-5387 (cell)
                  636-519-0278 (facsimile)

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

                       AMERICAN AIR NETWORK, INC.



DATED:_______________  By:  ______________________________
                       Its: ______________________________


                       YUKON-KUSKOKWIM HEALTH CORPORATION



DATED:_______________  By:  ______________________________
                            Its:  President and Chief Executive Officer

AIR AMBULANCE SERVICES AGREEMENT                                   Page 13 of 13

                  EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT

         American Air Network, Inc. ("Carrier") agrees to base, dedicate and make available in Anchorage, Alaska the following two (2) aircraft, plus one (1) backup aircraft, related equipment, flight crews and support services in Anchorage, Alaska, for the purposes of fulfilling Carrier's duties arising under the Air Ambulance Services Agreement ("Agreement") with Yukon-Kuskokwim Health Corporation ("YKHC"). YKHC shall compensate Carrier for said aircraft, equipment, flight crews and support services only as set forth in this Exhibit A, and YKHC shall not be responsible for any other costs, expenses, taxes or charges.

1.       AIRCRAFT DESCRIPTION
         --------------------

         1.1 AIRCRAFT #1: Learjet 35A, having FAA Registration Number N38NW and Serial Number 156, or FAA Registration Number N298NW and Serial Number 298.

         1.2 AIRCRAFT #2: Citation II, having FAA Registration Number N120JP and Serial Number 478.

         1.3 AIRCRAFT #3: Backup aircraft similar in capabilities and quality to Aircraft #1 and/or Aircraft #2.

2.       AIRCRAFT RATES AND PAYMENT
         --------------------------

                  2.1 MONTHLY 200 HOUR ADVANCE PAYMENT. YKHC shall compensate Carrier at the rate of One Thousand Seven Hundred Dollars and No Cents ($1,700.00) per flight hour per aircraft for the first 200 hours collectively flown by Carrier's aircraft in any calendar month. Such payment shall be made by YKHC in advance. Carrier shall provide an invoice for this charge no later than five (5) days prior to the effective date of this Agreement, and YKHC shall tender this 200 hour advance payment on or before the effective date. Thereafter Carrier shall provide an invoice for this 200 hour advance no later than five
(5) business days before the end of each month, and YKHC shall tender this 200 hour advance payment on or before the first day of each month. If during any given month Carrier accumulates fewer actual flight hours than the 200 hours, YKHC shall be entitled to deduct from the next month's payments the difference between the actual flight hours and the prior month's 200 hour advance payment, the intent being that Carrier is to be paid only for actual flight hours, with no guaranteed minimum.

                  By no later than the 15th day of each month Carrier shall submit to YKHC a statement itemizing each flight that comprised the prior month's 200 hours. This statement shall be in the form of Carrier's other invoices, and shall specify the departure and landing location for each specific flight (including any intermediate landing and takeoff locations), and any other information that YKHC may reasonably request

EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 1 of 8

                  2.2 FLIGHT HOURS ABOVE THE 200 HOUR ADVANCE PAYMENT, AND REIMBURSABLE EXPENSES. After the minimum of 200 hours has been achieved, YKHC shall compensate Carrier at the rate of One Thousand Five Hundred Dollars and No Cents ($1,500.00) per flight hour for the Lear 35s, and One Thousand Three Hundred Fifty Dollars and No Cents ($1,350.00) per flight hour for the Citation
II. On or before the 15th day of each month Carrier shall provide an invoice itemizing the flight hours for each flight, the departure and landing location for each specific flight (including any intermediate landing and takeoff locations), and any other information that YKHC may reasonably request. Carrier shall also invoice YKHC for any requested reimbursable expenses, pursuant to
Section 3 below. YKHC shall pay all such invoices within 30 days of YKHC's receipt of the invoice.

                  2.3 DRY RATES. The aircraft rates are "dry" rates, meaning that YKHC shall be responsible for paying for all fuel used by Carrier's aircraft (but not oil or other liquids). Carrier shall purchase the fuel and be reimbursed by YKHC as set forth in Section 3, below.

                  2.4 SUPPLEMENTAL AIRCRAFT. If Carrier provides any supplemental aircraft beyond those listed in this Exhibit A, such supplemental aircraft shall be compensated at a flight hour rate to be mutually agreed upon in writing, and all other provisions of this Exhibit A and the Agreement shall apply.

3.       REIMBURSABLE EXPENSES
         ---------------------

         YKHC shall reimburse Carrier for all expenses set forth in this Section 3, but only in the actual amount of such expenses, with no markup. Carrier shall provide YKHC with copies of invoices and receipts evidencing such reimbursable expenses with Carrier's billing for same.

         A. EXPENSES INCURRED AWAY FROM CARRIER'S HOME BASE. Carrier's home base is at Ted Stevens Anchorage International Airport. YKHC shall reimburse Carrier for those expenses stated below incurred by Carrier in performing its duties under this Agreement which result from operating, maintaining or otherwise providing aircraft, crew and equipment away from Carrier's home base. Such reimbursable expenses are limited to:

                  3.1 AIRPORT AND NAVIGATION FEES. Landing, navigation, parking and overnight fees other than those charged by or at the Anchorage International Airport. "Navigation" fees, as used herein, shall include only the following:
Use fees and service charges of any nature by a government agency paid by Carrier relating to Carrier's use of foreign air space, navigation services or other flight services in performing a mission under this agreement.

EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 2 of 8

                  3.2 ROOM AND BOARD. Room, board, local transportation and other costs incurred by flight crew members (but not maintenance or other personnel) incurred outside of Anchorage, Alaska in performing Carrier's duties under this Agreement.

                  3.3 VISAS, INTERNATIONAL TRAVEL AUTHORIZATIONS, ETC. Amounts paid by Carrier for visas, vaccinations or similar expenses relating to international flights performed at YKHC's written request under this Agreement. Notwithstanding YKHC's duty to pay for the above charges, Carrier shall be responsible for procuring all flight plans, visas, landing and over-flight clearances, authorizations and approvals for international transports.

                  3.4 FUEL. Amounts paid by Carrier for fuel. If YKHC becomes aware of a fuel supplier at the same airport providing fuel at costs below those being invoiced by Carrier, YKHC may provide written notice to Carrier of the lower fuel costs, and the parties shall discuss the feasibility of this alternative fuel supplier at the Operations Review Group meeting. If the parties cannot amicably agree on which fuel supplier to use, YKHC may thereafter reimburse Carrier for only the rate charged by the lower cost fuel supplier.

                  3.5 OTHER. Other expenses incurred by Carrier (other than those relating to maintenance of aircraft or equipment required to be supplied by Carrier), which would not have been incurred by Carrier but for Carrier performing services for YKHC outside of Anchorage, Alaska. YKHC shall only be required to reimburse Carrier for these other expenses that in the aggregate do not exceed Five Hundred Dollars and No Cents ($500.00) in any one calendar month. YKHC may, in its sole discretion, approve or disapprove reimbursement for costs exceeding this amount.

         B.       EXPENSES INCURRED AT CARRIER'S HOME BASE
                  ----------------------------------------

                  3.6 FUEL. Amounts paid by Carrier for fuel. If YKHC becomes aware of a fuel supplier at Anchorage International Airport providing fuel at costs below those being invoiced by Carrier, YKHC may provide written notice to Carrier of the lower fuel costs, and the parties shall discuss the feasibility of this alternative fuel supplier at the Operations Review Group meeting. If the parties cannot amicably agree on which fuel supplier to use, YKHC may thereafter reimburse Carrier for only the rate charged by the lower cost fuel supplier.

                  3.7 OTHER. Except as otherwise expressly provided in this Agreement and its Exhibits, YKHC is not required to reimburse Carrier for any expenses incurred by reason of Carrier's performance of any duties or providing any property or services for the benefit of YKHC at Anchorage International Airport or in Anchorage.

EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 3 of 8

4.       EQUIPMENT, AVIONICS, ETC., INCLUDED IN THE AIRCRAFT RATE
         --------------------------------------------------------

                  4.1 MEDICAL EQUIPMENT. Carrier shall provide on all flights, without additional charge, the medical equipment itemized in "Attachment A-1" to this Exhibit A. All equipment is to be fully operational. If a substitute, replacement or supplemental aircraft is utilized, it shall have equipment acceptable to YKHC' Aeromed's Director or designee.

                  4.2 AIRCRAFT AND NON-MEDICAL EQUIPMENT. Carrier shall provide on all flights, without additional charge, the non-medical equipment itemized in Attachments A-2 and A-3 to this Exhibit A. Further, all aircraft are to have adequate heating and air conditioning capability in the cockpit and cabin areas to maintain temperatures conducive to providing medical care. For purposes of this Agreement, "temperatures conducive to providing medical care" shall be defined as an interior temperature between 68 to 72 degrees Fahrenheit, which temperature shall be maintained at all times any patient is boarding or on board the aircraft, it nonetheless being the understanding and agreement of the parties that this temperature may vary during loading or unloading at locations away from Carrier's home base of Anchorage International Airport. All equipment is to be fully operational. If a substitute, replacement or supplemental aircraft is utilized, it shall have equipment acceptable to YKHC' Aeromed's Director or designee. The aircraft are also to be equipped as follows:

                           4.2.1 Cargo door;

                           4.2.2   Medevac  units/interiors that  meet or exceed
2002 CAMTS requirements, and be equipped to simultaneously accommodate two (2) stretcher patients; the equipment shall be new at the time of the first flight made by each respective aircraft pursuant to this Agreement, and the interiors shall at all times during this Agreement be in "like new" condition;

                           4.2.3 Equipment  adequate to  permit  the aircraft to
operate from FAA defined unimproved airstrips; such equipment shall be certified by the original aircraft manufacturer. This equipment shall be known as "gravel kits."

                           4.2.4 Satellite  phones with  interphones for  flight
crew/medical crew communication, which phone system shall be isolated from the pilots' intercom or other communication systems, thereby allowing the medical crews' calls to be made in private;

                          4.2.5 The aircraft listed above in Section 1.1 and 1.2
shall be painted  with YKHC's  Aeromed  paint  scheme.  The  aircraft  listed in
Section 1.3 shall be painted in conformance with the Agreement.

EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 4 of 8

5.       PILOT TRAINING AND QUALIFICATIONS
         ---------------------------------

         Carrier shall hire pilots that posses the qualifications, and shall insure that those pilots are trained, as set forth below. Prior to hiring each such pilot, Carrier shall present to YKHC a copy of each applicant's credentials and qualifications, and candidly discuss with YKHC each applicant's qualifications and background.

                  5.1 CRIMINAL BACKGROUND INVESTIGATION. Before any pilot or crewmember begins employment, Carrier shall perform criminal background investigations on each pilot or crewmember as required under both the Indian Child Protection and Family Violence Prevention Act ("ICPA"), 25 U.S.C. ss.ss. 3201, et seq., and YKHC's written policies and procedures. Carrier shall pay all expenses and costs associated with performing the criminal background investigations for each pilot or crewmember.

                  5.2      TRAINING.

                          5.2.1     All pilots will have  initial  training at a
training institution which is a Federal Aviation Administration (FAA) approved and certified school with a full visual and motion simulator in the type of aircraft to be flown.

                           5.2.2 Recurrent training will be carried out under
the same guidelines as initial training
annually thereafter.

                 5.3       QUALIFICATIONS.

                           5.3.1    TURBOJET CAPTAIN:

                                    5.3.1.1  CERTIFICATES REQUIRED:
                                    a. FAA Airline Transport Pilot Certificates
                                    b. Multiengine Rating
                                    c. Type rating in the contract aircraft
                                    d. FAA First class Medical (6 months)

                                    5.3.1.2  EXPERIENCE REQUIRED:
                                    a. Total PIC (F/W)               5,000 Hours
                                    b. M/E PIC (F/W)                 2,000 Hours
                                    c. Turbine PIC (F/W)             1,000 Hours
                                    d. Turbojet (F/W)                  750 Hours
                                    e. M/E PIC/SIC (F/W) serving
                                       as a pilot crew member of a
                                       two pilot flight crew           250 Hours
                                    f. Instrument (actual/sim)         500 Hours
                                    g. Night PIC (F/W)                 500 Hours
                                    h. Make/Model/Series as
                                       PIC last 90 days                25 Hours*

EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 5 of 8

*NOTE: A MAXIMUM OF 10 HOURS OF PIC IN A SIMULATOR (SAME M/M/S AS CONTRACT A/C) MAY BE SUBSTITUTED FOR 10 OF THE ACTUAL AIRCRAFT FLIGHT HOURS TO MEET THE 25 HOUR REQUIREMENT. THE REMAINING 15 HOURS MAY BE ACQUIRED BY SUBSTITUTING ONE LANDING FOR ONE HOUR OF THIS REQUIREMENT UP TO A TOTAL OF 10 HOURS AND FULFILLING THE REMAINING HOURS WITH HOURS FLOWN WITH A CHECK AIRMAN.

                                    i. Alaska (arctic) winter flight
                                       experience                              6 months
                                    j. Alaska (arctic) winter flight hours     150 hours
                                    k. EMS flight experience (preferred)       12 months

                           5.3.2    TURBOJET FIRST OFFICER:

                                    5.3.2.1  CERTIFICATES REQUIRED:
                                    a.      FAA Commercial Pilot
                                    b.      Multiengine Rating
                                    c.      Instrument Rating
                                    d.      FAA First Class Medical (annual)
                                    e.      Applicants must obtain their FAA
                                            Airline Transport Rating within 12
                                            months of initial assignment date to
                                            this project.

                                    5.3.2.2  EXPERIENCE REQUIRED:
                                    a. Total (F/W)                   2,500 Hours
                                    b. M/E PIC (F/W)                 1,000 Hours
                                    c. Turbine (F/W)                   250 Hours
                                    d. M/E PIC/SIC (F/W) serving
                                       as a pilot crewmember of a
                                       two pilot flight crew           100 Hours
                                    e. Instrument (actual/sim)         200 Hours
                                    f. Night PIC (F/W)                 200 Hours
                                    g. Make/Model/Series as PIC
                                       last 90 days                    25 Hours*

*NOTE: A MAXIMUM OF 10 HOURS AS PIC/SIC IN A SIMULATOR (SAME M/M/S AS CONTRACT A/C) MAY BE SUBSTITUTED FOR 10 OF THE ACTUAL AIRCRAFT FLIGHT HOURS TO MEET THE 25 HOUR REQUIREMENT. THE REMAINING 15 HOURS MAY BE ACQUIRED BY SUBSTITUTING ONE LANDING FOR ONE HOUR OF THIS REQUIREMENT UP TO A TOTAL OF 10 HOURS AND FULFILLING THE REMAINING HOURS WITH HOURS FLOWN WITH A CHECK AIRMAN.
                                    h. Alaska (arctic) winter flight
                                       experience (preferred)           6 Months

EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 6 of 8

                                    i.      Alaska (arctic) winter
                                            flight hours (preferred)   150 Hours

                           5.3.3    TURBO-PROP CAPTAIN:

                                    5.3.3.1  CERTIFICATES REQUIRED:
                                    a. FAA Airline Transport Pilot Certificate
                                    b. Multi-engine Rating
                                    c. FAA First Class Medical (6 months)
                                    d. FAA type rating if required by FARs

                                    5.3.3.2  EXPERIENCE REQUIRED:
                                    a. Total (F/W)                   4,000 Hours
                                    b. PIC (F/W)                     2,500 Hours
                                    c. M/E PIC/SIC (F/W) serving
                                       as a pilot crewmember of a
                                       two pilot flight crew           250 Hours
                                    d. M/E PIC (F/W)                 1,500 Hours
                                    e. Turbine PIC (F/W)             1,000 Hours
                                    f. Instrument (actual/sim)         350 Hours
                                    g. Night                           350 Hours
                                    h. Make/Model/Series as PIC
                                       last 90 days                    25 Hours*

*NOTE: A MAXIMUM OF 10 HOURS AS PIC/SIC IN A SIMULATOR (SAME M/M/S AS CONTRACT A/C) MAY BE SUBSTITUTED FOR 10 OF THE ACTUAL AIRCRAFT FLIGHT HOURS TO MEET THE 25 HOUR REQUIREMENT. THE REMAINING 15 HOURS MAY BE ACQUIRED BY SUBSTITUTING ONE LANDING FOR ONE HOUR OF THIS REQUIREMENT UP TO A TOTAL OF 10 HOURS AND FULFILLING THE REMAINING HOURS WITH HOURS FLOWN WITH A CHECK AIRMAN.

                                    i. Alaska (arctic) winter flight
                                       experience                           6 Months
                                    j. Alaska (arctic) winter flight
                                       hours                              150 Hours
                                    k. EMS flight experience (preferred)   12 Months

                           5.3.4    TURBO-PROP FIRST OFFICER:

                                    5.3.4.1  CERTIFICATES REQUIRED:
                                    a. FAA Commercial Pilot
                                    b. Multi-engine Rating
                                    c. Instrument Rating
                                    d. FAA First Class Medical (annual)
                                    e. Applicants must obtain their FAA Airline
                                       Transport Rating within 12 months of
                                       Initial assignment date to this
                                       project.

EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 7 of 8

                                    5.3.4.2  EXPERIENCE REQUIRED:
                                    a. Total (F/W)                   2,500 Hours
                                    b. M/E PIC (F/W)                 1,500 Hours
                                    c. Turbine (F/W)                   500 Hours
                                    d. M/E PIC/SIC (F/W) serving
                                       as a pilot crewmember of a
                                       two pilot flight crew           100 Hours
                                    e. Instrument (actual/sim)         200 Hours
                                    f. Night PIC (F/W)                 200 Hours
                                    g. Make/Model/Series as PIC
                                       last 90 days                    25 Hours*

*NOTE: A MAXIMUM OF 10 HOURS AS PIC/SIC IN A SIMULATOR (SAME M/M/S AS CONTRACT A/C) MAY BE SUBSTITUTED FOR 10 OF THE ACTUAL AIRCRAFT FLIGHT HOURS TO MEET THE 25 HOUR REQUIREMENT. THE REMAINING 15 HOURS MAY BE ACQUIRED BY SUBSTITUTING ONE LANDING FOR ONE HOUR OF THIS REQUIREMENT UP TO A TOTAL OF 10 HOURS AND FULFILLING THE REMAINING HOURS WITH HOURS FLOWN WITH A CHECK AIRMAN.
                                    h.      Alaska (arctic) winter flight
                                            experience (preferred)      6 Months
                                    i.      Alaska (arctic) winter flight
                                            hours (preferred)          150 Hours



EXHIBIT A TO AIR AMBULANCE SERVICES AGREEMENT                        Page 8 of 8